UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2021

CorePoint Lodging Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38168	82-1497742
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

(Address of principal executive offices, including zip code)

972-893-3199

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CPLG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2021, CorePoint Lodging Inc., a Maryland corporation (“CorePoint”), Cavalier Acquisition JV LP, a Delaware limited partnership (“Parent”), and Cavalier Acquisition Owner LP, a Delaware limited partnership and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, CorePoint will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger as a wholly owned subsidiary of Parent. The board of directors of CorePoint has approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock of CorePoint (“CorePoint Common Stock”) that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $15.65 in cash plus, if applicable, incremental cash consideration per share in certain circumstances if CorePoint timely resolves the previously disclosed tax proceedings (the “IRS Matter”) with the Internal Revenue Service (“IRS”) related to an ongoing audit of CorePoint entities in existence prior to CorePoint’s 2018 spin-off from La Quinta Holdings, Inc. (the “Merger Consideration”). The payment of any such additional cash consideration is dependent on CorePoint entering into a definitive closing agreement with the IRS prior to the closing. The amount of such potential additional cash consideration, if any, payable to holders of CorePoint Common Stock is determined based on the amount, if any, by which the settlement amount with respect to the IRS Matter (including any penalties and accrued interest with respect thereto) is less than $160 million. CorePoint received a settlement offer from the IRS with respect to the IRS Matter on November 5, 2021, and expects to accept such offer and enter into an agreement with the IRS this week, which would provide for total payments by CorePoint of approximately $89.6 million plus statutory interest through the date of payment. Pursuant to this settlement offer, CorePoint estimates the total payment amount pursuant to the settlement will be approximately $155 million. As such, CorePoint currently expects that the amount of any such additional consideration will likely be approximately $0.10 per share. There can be no assurances that any additional consideration will be received by the holders of CorePoint Common Stock. CorePoint’s entry into any IRS settlement is not a condition to the closing of the Merger.

Pursuant to the Merger Agreement, on or prior to the Closing, CorePoint expects to make a change of control redemption offer to holders of the Cumulative Redeemable Series A Preferred Stock, par value $0.01 per share (the “CorePoint Preferred Stock”). At the Effective Time, each share of CorePoint Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into newly created preferred equity of Merger Sub with substantially identical powers, preferences, privileges and rights as the CorePoint Preferred Stock.

In addition, pursuant to the Merger Agreement, as of the Effective Time, (i) each outstanding share of CorePoint restricted stock, each restricted stock unit (other than performance-based restricted stock units) or deferred stock unit that is outstanding immediately prior to the Effective Time will automatically vest and be converted into the right to receive an amount in cash (less any applicable withholding taxes and without interest) equal to (A) the number of shares of CorePoint Common Stock subject to such award immediately prior to the Effective Time, multiplied by (B) the Merger Consideration, together with any applicable unpaid dividend equivalents, and (ii) each CorePoint performance-based restricted stock unit that is outstanding immediately prior to the Effective Time will automatically vest and be converted into the right to receive an amount in cash (less any applicable withholding taxes and without interest) equal to (A) the number of shares of CorePoint Common Stock subject to such performance-based restricted stock unit, calculated based on the greater of (x) actual performance achieved through the Effective Time in accordance with the terms of such performance-based restricted stock unit and the Merger Agreement and (y) target level performance applicable with respect to such performance-based restricted stock unit, multiplied by (B) the Merger Consideration, together with any applicable unpaid dividend equivalents.

CorePoint, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that: (i) CorePoint will conduct its and its subsidiaries’ businesses in ordinary course of business and maintain the status of CorePoint as a REIT during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) CorePoint will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of Parent, (iii) CorePoint will cause a meeting of the holders of CorePoint Common Stock to be held to consider approval of the Merger, and (iv) subject to certain customary exceptions, the board of directors of CorePoint will recommend that holders of CorePoint Common Stock vote in favor of the Merger. CorePoint has also made certain additional customary covenants, including, among others, covenants not to: (i) solicit or knowingly encourage any inquiries with respect to certain alternative business combination transactions or (ii) subject to certain exceptions designed to allow the board of directors of CorePoint to fulfill its duties to CorePoint’s stockholders (described further below), engage in any discussions concerning, or provide confidential information to, any person relating to certain alternative business combination transactions.

Concurrently with the execution of the Merger Agreement, Parent has delivered to CorePoint executed equity commitment letters (the “Equity Commitment Letters”) from CRE Credit Holdco II, LP (“CRE Credit”) and Mahmood Khimji and Mehdi Khimji (the “Highgate Co-Founders”) pursuant to which CRE Credit and the Highgate Co-Founders have committed, on and subject to the conditions contained in such letters, to provide equity financing to Parent in the amounts set forth therein. CRE Credit and the Highgate Co-Founders have each guaranteed certain payment obligations of Parent under the Merger Agreement up to an aggregate amount equal to the Parent Termination Fee (as defined below), plus certain other payment amounts.

As of the date of the Merger Agreement, Parent has delivered to CorePoint executed debt commitment letters (the “Debt Commitment Letter”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions contained in such letter, to provide debt financing in the amounts set forth therein, to enable Parent to consummate the Merger and make payments required under and in connection with the Merger Agreement.

Concurrently with and as a condition to Parent’s and Merger Sub’s execution of the Merger Agreement, certain entities affiliated with Blackstone Inc. (such entities, collectively, the “Blackstone stockholders”), have entered into a support agreement with Parent (the “Support Agreement”) covering shares of CorePoint Common Stock legally or beneficially owned by the Blackstone stockholders. Pursuant to and subject to the terms and conditions of the Support Agreement, the Blackstone stockholders have agreed to vote all the CorePoint Common Stock owned by them in favor of the Merger. As of November 6, 2021, the Blackstone stockholders owned 17,586,538 shares of CorePoint Common Stock representing approximately 30% of the total issued and outstanding CorePoint Common Stock.

The Merger Agreement contains certain customary termination rights for CorePoint and Parent, including CorePoint’s right to terminate the Merger Agreement to accept a superior proposal subject to compliance with certain procedures specified in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, CorePoint will be required to pay Parent a termination fee of $29 million (the “Company Termination Payment”).

Subject to certain limitations, CorePoint may terminate the Merger Agreement if the Merger is not consummated by May 6, 2022 (the “End Date”). The right to terminate the Merger Agreement at the End Date will not be available to a party if the failure of the Merger to have been consummated on or before such date was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement.

The Merger Agreement provides that Parent will be required to pay CorePoint a termination fee of $58 million (the “Parent Termination Fee”) under certain circumstances if the Merger Agreement is terminated by CorePoint because (i) there has been a breach of a representation, warranty or covenant by Parent or Merger Sub that would cause the closing conditions not to be satisfied, which is not curable or not cured within a specified period, or (ii) all of the mutual conditions to closing have been satisfied, CorePoint has satisfied all of its closing conditions, CorePoint confirms that it is ready to close, and Parent fails to consummate the Merger within two business days following the date on which the closing should have occurred under the Merger Agreement.

CorePoint and Parent have agreed to use their respective reasonable best efforts to consummate the Merger, including, to the extent required, making filings with and seeking approvals from certain governmental entities in connection with the Merger.

Consummation of the Merger is subject to certain customary conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding shares of CorePoint Common Stock (the “Stockholder Approval”), (ii) the absence of any law prohibiting or order preventing the consummation of the Merger, (iii) the receipt of certain regulatory approvals, to the extent required, (iv) receipt by Parent of a tax opinion from CorePoint’s counsel to the effect that since December 31, 2018 and through the Effective Time, CorePoint qualified as a REIT and (v) compliance in all material respects on the part of each of CorePoint, Parent and Merger Sub with such party’s covenants under the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions).

In connection with the execution of the Merger Agreement, CorePoint has entered into a letter agreement (the “Letter Agreement”) with LQ Management L.L.C. (the “Manager”), La Quinta Franchising LLC (the “Franchisor”), and Wyndham Hotel Group, LLC (“Wyndham,” and collectively with Franchisor and Manager, the “Wyndham Parties”), pursuant to which, among other things, the parties thereto have agreed that all remaining hotel management agreements will be terminated, all franchise agreements will be transferred or replaced with new La Quinta franchise agreements, and CorePoint will pay to the Wyndham parties in connection with the consummation of the proposed Merger certain termination payments, expense reimbursement payments and other amounts, in connection with the Wyndham Parties’ cooperation in facilitating the proposed transaction and winding down the management relationship between the parties.

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about CorePoint, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in CorePoint’s public disclosures.

Item 7.01	Regulation FD Disclosure.

On November 8, 2021, CorePoint issued a press release announcing CorePoint’s acquisition by a joint venture between affiliates of Highgate and Cerberus Capital Management, L.P. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”) and is incorporated herein by reference.

The information in this Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the CorePoint under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2021, by and among CorePoint Lodging Inc., Cavalier Acquisition JV LP and Cavalier Acquisition Owner LP

99.1	Press Release of CorePoint Lodging Inc., dated as of November 8, 2021 announcing the acquisition of CorePoint Lodging Inc. by a joint venture between affiliates of Highgate and Cerberus Capital Management, L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by our stockholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of CorePoint prior to the consummation of the proposed transaction; and the satisfaction of the closing conditions to the proposed transaction; business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of the ongoing COVID-19 pandemic or other pandemics or outbreaks of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQ Management L.L.C. and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities, including our ability to contract with qualified buyers and the risk that purchasers may not have the access to capital or meet other requirements; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; and our substantial indebtedness, including restrictions imposed on our ability to access our cash. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated or superseded from time to time in our periodic filings with the Securities and Exchange Commission (SEC). You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this Form 8-K, such statements or disclosures will be deemed to modify or supersede such statements in this Form 8-K.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of CorePoint by Cavalier Acquisition JV LP. In connection with this proposed acquisition, CorePoint plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that CorePoint may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF COREPOINT LODGING INC. ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of CorePoint. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by CorePoint through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by CorePoint will be available free of charge on CorePoint’s internet website at www.corepoint.com or upon written request to: Investor Relations, CorePoint Lodging Inc., 125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062 or by telephone at (214) 501-5535.

Participants in Solicitation

CorePoint, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of CorePoint is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 14, 2021.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

            CorePoint Lodging Inc.

            125 E. John Carpenter Freeway, Suite 1650

            Irving, Texas 75062

            Tel. (972) 893-3199

            www.corepoint.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COREPOINT LODGING INC.

Date: November 8, 2021	By:	/s/ Mark M. Chloupek
Mark M. Chloupek
Executive Vice President and General Counsel